AUTODESK, INC. ANNOUNCES FISCAL 2020 THIRD QUARTER RESULTS
-Record Last Twelve Months Operating and Free Cash Flow of $1.03 billion and $972 million, Respectively
-Billings Over $1 Billion, Up 55 Percent Year-Over-Year

SAN RAFAEL, Calif., NOVEMBER 26, 2019-- Autodesk, Inc. (NASDAQ: ADSK) today reported financial results for the third quarter of fiscal 2020.
All growth rates are compared to the third quarter of fiscal 2019 unless otherwise noted. A reconciliation of GAAP to non-GAAP results is provided in the accompanying tables. For definitions, please view the Glossary of Terms later in this document.

•	Total ARR increased 28 percent to $3.22 billion;

•	Total billings increased 55 percent to $1.01 billion;

•	Total revenue increased 28 percent to $843 million; recurring revenue represents 96 percent of total;

•	GAAP operating margin was 13 percent, up 11 percentage points;

•	Non-GAAP operating margin was 27 percent, up 13 percentage points;

•	GAAP diluted EPS was $0.30; Non-GAAP diluted EPS was $0.78;

•	Cash flow from operating activities was $276 million; free cash flow was $267 million.

“Our strong performance continued in Q3 as revenue, billings, ARR, earnings and free cash flow came in above expectations,” said Andrew Anagnost, Autodesk president and CEO. “We continue to demonstrate the cash generating power of our business model, and this quarter drove a record last twelve months free cash flow of nearly $1 billion. The breadth and depth of our product portfolio in Construction paved the way for another strong quarter. In Manufacturing, we continue to displace competitors and grow faster than the overall market.”

“Third quarter results were driven by all regions and products, and once again drove robust margin expansion,” said Scott Herren, Autodesk CFO. “Outstanding execution, our resilient subscription business model and steady demand for our products produced billings over $1 billion, a 55 percent year-over-year growth.”

Third Quarter Fiscal 2020 Financial Highlights

•
Total ARR was $3.22 billion, an increase of 28 percent as reported, and on a constant currency basis. Acquisitions from the fourth quarter of last year contributed $113 million or 4 percentage points of the growth. On a sequential basis, total ARR increased 5 percent as reported, and 6 percent on a constant currency basis.

•
Subscription plan ARR was $2.86 billion, an increase of 49 percent as reported, and 50 percent on a constant currency basis. Acquisitions from the fourth quarter of last year contributed $113 million or 6 percentage points of the growth. On a sequential basis, subscription plan ARR increased 8 percent as reported, and on a constant currency basis. Subscription plan ARR includes $597 million related to the maintenance-to-subscription (M2S) program.

•
Maintenance plan ARR was $365 million, a decrease of 39 percent as reported, and 40 percent on a constant currency basis. On a sequential basis, maintenance plan ARR decreased 12 percent as reported, and on a constant currency basis.

•	Core ARR increased 23 percent to $2.99 billion. On a sequential basis, core ARR increased 5 percent.

•
Cloud ARR increased 164 percent to $232 million. Acquisitions from the fourth quarter of last year contributed $113 million or 128 percentage points of the growth. On a sequential basis, total cloud ARR increased 12 percent.

•	Total billings increased 55 percent to $1.01 billion.

•
Total revenue was $843 million, an increase of 28 percent as reported, and on a constant currency basis. Acquisitions from the fourth quarter of last year contributed $29 million or 4 percent of the growth.

•	Net revenue retention rate was within the range of 110 to 120 percent.

•	Total recurring revenue in the third quarter was 96 percent of total revenue, consistent with the third quarter last year.

•	GAAP operating income was $111 million compared to $15 million in the third quarter last year. GAAP operating margin was 13 percent, up 11 percentage points.

•	Total non-GAAP operating income was $225 million compared to $92 million in the third quarter last year. Non-GAAP operating margin was 27 percent, up 13 percentage points.

•	GAAP diluted net income per share was $0.30, compared to GAAP diluted net loss per share of $(0.11) in the third quarter last year.

•	Non-GAAP diluted net income per share was $0.78, compared to non-GAAP diluted net income per share of $0.29 in the third quarter last year.

•
Deferred revenue increased 35 percent to $2.42 billion. Unbilled deferred revenue was $549 million, an increase of $99 million compared to the third quarter of last year. Remaining performance obligations (RPO), or the sum of total billed and unbilled deferred revenue, totaled $2.97 billion, an increase of 32 percent. Current RPO totaled $2.05 billion, up 23 percent.

•
Cash flow from operating activities was $276 million, an increase of $237 million compared to the third quarter last year. Free cash flow was $267 million, an increase of $240 million compared to the third quarter last year.

Third Quarter Fiscal 2020 Business Highlights

Net Revenue by Geographic Area

	Three Months Ended October 31, 2019	Three Months Ended October 31, 2018	Change compared to prior fiscal year		Constant currency change compared to prior fiscal year
(In millions, except percentages)			$	%	%
Net Revenue:
Americas
U.S.	$287.3	$225.0	$62.3	28%	*
Other Americas	62.0	43.5	18.5	43%	*
Total Americas	349.3	268.5	80.8	30%	30%
EMEA	329.6	266.5	63.1	24%	25%
APAC	163.8	125.9	37.9	30%	31%
Total Net Revenue	$842.7	$660.9	$181.8	28%	28%

Emerging Economies	$101.6	$80.7	$20.9	26%	27%
____________________
* Constant currency data not provided at this level.

Net Revenue by Product Family

Our product offerings are focused in four primary product families: Architecture, Engineering and Construction ("AEC"), AutoCAD and AutoCAD LT, Manufacturing ("MFG"), and Media and Entertainment ("M&E").

	Three Months Ended		Change compared to prior fiscal year
(In millions, except percentages)	October 31, 2019	October 31, 2018	$	%
AEC	$358.0	$263.8	$94.2	36%
AutoCAD and AutoCAD LT	245.4	190.6	54.8	29%
MFG	182.2	158.5	23.7	15%
M&E	50.6	43.6	7.0	16%
Other	6.5	4.4	2.1	48%
	$842.7	$660.9	$181.8	28%

Business Outlook

The following are forward-looking statements based on current expectations and assumptions, and involve risks and uncertainties, some of which are set forth below under "Safe Harbor Statement." Autodesk's business outlook for the full year fiscal 2020 and fourth quarter takes into consideration the current economic environment and foreign exchange currency rate environment. A reconciliation between the fiscal 2020 GAAP and non-GAAP estimates is provided below or in the tables following this press release.

Full Year Fiscal 2020

FY20 Guidance Metrics	FY20 (ending January 31, 2020)
Total ARR (in millions)	$3,405 - $3,445 Up 24% - 25%
Billings (in millions)	$4,050 - $4,090 Up 50% - 51%
Revenue (in millions) (1)	$3,255 - $3,270 Up 27%
GAAP spend growth	Approx. 12%
Non-GAAP spend growth (2)	Approx. 9%
EPS GAAP	$0.80 - $0.85
EPS non-GAAP (3)	$2.74 - $2.79
Free cash flow (in millions) (4)	$1,300 - $1,340
_______________
(1) Excluding the approximately $15 million impact of foreign currency exchange rates and hedge gains/losses, revenue guidance would be $3,270 - $3,285 million.
(2) Non-GAAP spend excludes $355 million related to stock-based compensation expense, $73 million for the amortization of acquisition-related intangibles, $23 million for acquisition-related costs, and $1 million related to restructuring charges & other facility exit costs.
(3) Non-GAAP earnings per diluted share excludes $1.60 related to stock-based compensation expense, $0.33 for the amortization of acquisition-related intangibles, $0.11 related to acquisition related costs, $0.01 related to strategic investment losses, and ($0.11) related to GAAP-only tax charges.
(4) Free cash flow is cash flow from operating activities less approximately $60 million of capital expenditures.

Fourth Quarter Fiscal 2020

Q4 FY20 Guidance Metrics	Q4 FY20 (ending January 31, 2020)
Revenue (in millions)	$880 - $895
EPS GAAP	$0.42 - $0.47
EPS non-GAAP (1)	$0.86 - $0.91
_______________
(1) Non-GAAP earnings per diluted share excludes $0.44 related to stock-based compensation expense, $0.08 for the amortization of acquisition-related intangibles, $0.01 for acquisition related costs, and ($0.09) related to GAAP-only tax charges.

The full year fiscal 2020 and fourth quarter outlook assume a projected annual effective tax rate of 38 percent and 18 percent for GAAP and non-GAAP results, respectively. Shifts in geographic profitability continue to impact the annual effective tax rate due to significant differences in tax rates in various jurisdictions.  Thus, assumptions for the annual effective tax rate are evaluated regularly and may change based on the projected geographic mix of earnings.

Earnings Conference Call and Webcast

Autodesk will host its third quarter conference call today at 5:00 p.m. ET. The live broadcast can be accessed at http://www.autodesk.com/investor. A transcript of the opening commentary will also be available following the conference call.

A replay of the broadcast will be available at 7:00 p.m. ET at http://www.autodesk.com/investor. This replay will be maintained on Autodesk's website for at least 12 months.

Investor Presentation Details

An investor presentation providing additional information can be found at http://www.autodesk.com/investor.

Contacts
Investors:
Abhey Lamba
415-547-3502
abhey.lamba@autodesk.com

Press:
Stacy Doyle
971-238-5722
stacy.doyle@autodesk.com

Glossary of Terms

Annualized Recurring Revenue (ARR): Represents the annualized value of our average monthly recurring revenue for the preceding three months. "Maintenance plan ARR” captures ARR relating to traditional maintenance attached to perpetual licenses. "Subscription plan ARR" captures ARR relating to subscription offerings. Refer to the definition of recurring revenue below for more details on what is included within ARR. Recurring revenue acquired with the acquisition of a business is captured when total subscriptions are captured in our systems and may cause variability in the comparison of this calculation.

ARR is currently one of our key performance metrics to assess the health and trajectory of our business. ARR should be viewed independently of revenue and deferred revenue as ARR is a performance metric and is not intended to be combined with any of these items.

Billings: Total revenue plus the net change in deferred revenue from the beginning to the end of the period.

Cloud Service Offerings: Represents individual term-based offerings deployed through web browser technologies or in a hybrid software and cloud configuration. Cloud service offerings that are bundled with other product offerings are not captured as a separate cloud service offering.

Constant Currency (CC) Growth Rates: We attempt to represent the changes in the underlying business operations by eliminating fluctuations caused by changes in foreign currency exchange rates as well as eliminating hedge gains or losses recorded within the current and comparative periods. We calculate constant currency growth rates by (i) applying the applicable prior period exchange rates to current period results and (ii) excluding any gains or losses from foreign currency hedge contracts that are reported in the current and comparative periods.

Core Business: Represents the combination of maintenance, product, and EBA.

Enterprise Business Agreements (EBAs): Represents programs providing enterprise customers with token-based access or a fixed maximum number of seats to a broad pool of Autodesk products over a defined contract term.

Free Cash Flow: Cash flow from operating activities minus capital expenditures.

Maintenance Plan: Our maintenance plans provide our customers with a cost effective and predictable budgetary option to obtain the productivity benefits of our new releases and enhancements when and if released during the term of their contracts. Under our maintenance plans, customers are eligible to receive unspecified upgrades when and if available, and technical support. We recognize maintenance revenue over the term of the agreements, generally one year.

Net Revenue Retention Rate (NR3): Measures the year-over-year change in ARR for the population of customers that existed one year ago (“base customers”).  Net revenue retention rate is calculated by dividing the current period ARR related to base customers by the total ARR from one year ago.  ARR is based on USD reported revenue, and fluctuations caused by changes in foreign currency exchange rates and hedge gains or losses have not been eliminated.  ARR related to acquired companies is excluded from the calculation for at least one year from integration.

Other Revenue: Consists of revenue from consulting, training and other services, and is recognized over time as the services are performed. Other Revenue also includes software license revenue from the sale of products that do not incorporate substantial cloud services and is recognized up front.

Product Subscription: Provides customers the most flexible, cost-effective way to access and manage 3D design, engineering, and entertainment software tools. Our product subscriptions currently represent a hybrid of desktop and SaaS functionality, which provides a device-independent, collaborative design workflow for designers and their stakeholders.

Recurring Revenue: Consists of the revenue for the period from our traditional maintenance plans and revenue from our subscription plan offerings. It excludes subscription revenue related to consumer product offerings, select Creative Finishing product offerings, education offerings, and third party products. Recurring revenue acquired with the acquisition of a business is captured when total subscriptions are captured in our systems and may cause variability in the comparison of this calculation.

Remaining Performance Obligations: The sum of total short-term, long-term, and unbilled deferred revenue. Current remaining performance obligations is the amount of revenue we expect to recognize in the next twelve months.

Spend: The sum of cost of revenue and operating expenses.

Subscription Plan: Comprises our term-based product subscriptions, cloud service offerings, and EBAs. Subscriptions represent a combined hybrid offering of desktop software and cloud functionality which provides a device-independent, collaborative design workflow for designers and their stakeholders. With subscription, customers can use our software anytime, anywhere, and get access to the latest updates to previous versions.

Subscription Revenue: Includes subscription fees from product subscriptions, cloud service offerings, and EBAs.

Unbilled Deferred Revenue: Unbilled deferred revenue represents contractually stated or committed orders under early renewal and multi-year billing plans for subscription, services and maintenance for which the associated deferred revenue has not been recognized. Under FASB Accounting Standards Codification ("ASC") Topic 606, unbilled deferred revenue is not included as a receivable or deferred revenue on our Condensed Consolidated Balance Sheet.

Safe Harbor Statement

This press release contains forward-looking statements that involve risks and uncertainties, including quotations from management, statements in the paragraphs under “Business Outlook” above and other statements about our short-term and long-term goals, and other statements regarding our strategies, market and product positions, performance and results. There are a significant number of factors that could cause actual results to differ materially from statements made in this press release, including: failure to achieve our revenue and profitability objectives; failure to successfully manage transitions to new business models and markets; failure to maintain cost reductions or otherwise control our expenses; difficulty in predicting revenue from new businesses and the potential impact on our financial results from changes in our business models; general market, political, economic, and business conditions; any imposition of new tariffs or trade barriers; the impact of non-cash charges on our financial results; fluctuation in foreign currency exchange rates; the success of our foreign currency hedging program; our performance in particular geographies, including emerging economies; the ability of governments around the world to meet their financial and debt obligations, and finance infrastructure projects; weak or negative growth in the industries we serve; slowing momentum in subscription billings or revenues; difficulties encountered in integrating new or acquired businesses and technologies; the inability to identify and realize the anticipated benefits of acquisitions; the financial and business condition of our reseller and distribution channels; dependence on and the timing of large transactions; pricing pressure; unexpected fluctuations in our annual effective tax rate; significant effects of tax legislation and judicial or administrative interpretation of tax regulations, including the Tax Cuts and Jobs Act; the timing and degree of expected investments in growth and efficiency opportunities; changes in the timing of product releases and retirements; and any unanticipated accounting charges. Our estimates as to tax rate are based on current tax law, including current interpretations of the Tax Cuts and Jobs Act, and could be affected by changing interpretations of that Act, as well as additional legislation and guidance around that Act.

Further information on potential factors that could affect the financial results of Autodesk are included in Autodesk's reports on Form 10-K and Form 10-Q, which are on file with the U.S. Securities and Exchange Commission. Autodesk disclaims any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

About Autodesk

Autodesk makes software for people who make things. If you’ve ever driven a high-performance car, admired a towering skyscraper, used a smartphone, or watched a great film, chances are you’ve experienced what millions of Autodesk customers are doing with our software. Autodesk gives you the power to make anything. For more information visit autodesk.com or follow @autodesk.

Autodesk uses its investors.autodesk.com website as a means of disclosing material non-public information, announcing upcoming investor conferences and for complying with its disclosure obligations under Regulation FD. Accordingly, you should monitor our investor relations website in addition to following our press releases, SEC filings and public conference calls and webcasts.

Autodesk, AutoCAD, AutoCAD LT, BIM 360 and Fusion 360 are registered trademarks of Autodesk, Inc., and/or its subsidiaries and/or affiliates in the USA and/or other countries. All other brand names, product names or trademarks belong to their respective holders. Autodesk reserves the right to alter product and service offerings, and specifications and pricing at any time without notice, and is not responsible for typographical or graphical errors that may appear in this document.

© 2019 Autodesk, Inc. All rights reserved.

Autodesk, Inc.
Condensed Consolidated Statements of Operations
(In millions, except per share data)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2019	2018	2019	2018
	(Unaudited)
Net revenue:
Subscription	$715.0	$481.3	$1,974.5	$1,252.3
Maintenance	91.2	150.1	306.7	497.7
Total subscription and maintenance revenue	806.2	631.4	2,281.2	1,750.0
Other	36.5	29.5	93.8	82.5
Total net revenue	842.7	660.9	2,375.0	1,832.5
Cost of revenue:
Cost of subscription and maintenance revenue	54.2	54.8	166.9	159.3
Cost of other revenue	16.9	13.9	48.6	39.0
Amortization of developed technology	8.4	3.6	26.2	10.6
Total cost of revenue	79.5	72.3	241.7	208.9
Gross profit	763.2	588.6	2,133.3	1,623.6
Operating expenses:
Marketing and sales	330.7	297.6	960.8	863.1
Research and development	213.0	181.0	634.0	534.6
General and administrative	99.1	87.4	299.6	239.4
Amortization of purchased intangibles	9.7	4.2	29.2	11.8
Restructuring and other exit costs, net	0.1	3.7	0.5	40.0
Total operating expenses	652.6	573.9	1,924.1	1,688.9
Income (loss) from operations	110.6	14.7	209.2	(65.3)
Interest and other expense, net	(14.2)	(3.2)	(37.7)	(10.4)
Income (loss) before income taxes	96.4	11.5	171.5	(75.7)
Provision for income taxes	(29.7)	(35.2)	(88.8)	(69.8)
Net income (loss)	$66.7	$(23.7)	$82.7	$(145.5)
Basic net income (loss) per share	$0.30	$(0.11)	$0.38	$(0.67)
Diluted net income (loss) per share	$0.30	$(0.11)	$0.37	$(0.67)
Weighted average shares used in computing basic net income (loss) per share	219.7	218.9	219.6	218.7
Weighted average shares used in computing diluted net income (loss) per share	221.9	218.9	222.1	218.7

Autodesk, Inc.
Condensed Consolidated Balance Sheets
(In millions)

	October 31, 2019	January 31, 2019
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$956.2	$886.0
Marketable securities	68.3	67.6
Accounts receivable, net	520.3	474.3
Prepaid expenses and other current assets	162.0	192.1
Total current assets	1,706.8	1,620.0
Computer equipment, software, furniture and leasehold improvements, net	151.5	149.7
Operating lease right-of-use assets	281.7	—
Developed technologies, net	79.2	105.6
Goodwill	2,443.6	2,450.8
Deferred income taxes, net	39.6	65.3
Other assets	334.2	337.8
Total assets	$5,036.6	$4,729.2
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$106.1	$101.6
Accrued compensation	257.9	280.8
Accrued income taxes	11.1	13.2
Deferred revenue	1,822.0	1,763.3
Operating lease liabilities	64.0	—
Current portion of long-term notes payable, net	449.4	—
Other accrued liabilities	129.7	142.3
Total current liabilities	2,840.2	2,301.2
Long-term deferred revenue	598.0	328.1
Long-term operating lease liabilities	239.8	—
Long-term income taxes payable	19.4	21.5
Long-term deferred income taxes	103.8	79.8
Long-term notes payable, net	1,290.3	2,087.7
Other liabilities	116.6	121.8
Stockholders’ deficit:
Common stock and additional paid-in capital	2,225.1	2,071.5
Accumulated other comprehensive loss	(156.3)	(135.0)
Accumulated deficit	(2,240.3)	(2,147.4)
Total stockholders’ deficit	(171.5)	(210.9)
Total liabilities and stockholders' deficit	$5,036.6	$4,729.2

Autodesk, Inc.
Condensed Consolidated Statements of Cash Flows
(In millions)

	Nine Months Ended October 31,
	2019	2018
	(Unaudited)
Operating activities:
Net income (loss)	$82.7	$(145.5)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, amortization and accretion	96.4	69.8
Stock-based compensation expense	257.4	175.5
Deferred income taxes	47.9	16.5
Restructuring and other exit costs, net	0.5	34.5
Other operating activities	10.8	14.8
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(47.2)	129.4
Prepaid expenses and other current assets	37.6	8.3
Accounts payable and accrued liabilities	(94.2)	(181.0)
Deferred revenue	328.8	(73.8)
Accrued income taxes	(3.8)	17.1
Net cash provided by operating activities	716.9	65.6
Investing activities:
Purchases of marketable securities	(19.9)	(135.3)
Sales of marketable securities	22.4	61.3
Maturities of marketable securities	5.0	194.9
Capital expenditures	(39.2)	(49.4)
Acquisitions, net of cash acquired	—	(34.1)
Other investing activities	(11.0)	2.3
Net cash (used in) provided by investing activities	(42.7)	39.7
Financing activities:
Proceeds from issuance of common stock, net of issuance costs	91.8	90.1
Taxes paid related to net share settlement of equity awards	(79.9)	(120.7)
Repurchase and retirement of common stock	(261.9)	(261.3)
Repayment of debt	(350.0)	—
Net cash used in financing activities	(600.0)	(291.9)
Effect of exchange rate changes on cash and cash equivalents	(4.0)	(15.7)
Net increase (decrease) in cash and cash equivalents	70.2	(202.3)
Cash and cash equivalents at beginning of the period	886.0	1,078.0
Cash and cash equivalents at end of the period	$956.2	$875.7

Autodesk, Inc.
Reconciliation of GAAP financial measures to non-GAAP financial measures
(In millions, except per share data)

To supplement our consolidated financial statements presented on a GAAP basis, we provide investors with certain non-GAAP measures including non-GAAP net income per share, non-GAAP operating margin, non-GAAP spend, non-GAAP EPS and free cash flow. For our internal budgeting and resource allocation process and as a means to evaluate period-to-period comparisons, we use non-GAAP measures to supplement our consolidated financial statements presented on a GAAP basis. These non-GAAP measures do not include certain items that may have a material impact upon our future reported financial results. We use non-GAAP measures in making operating decisions because we believe those measures provide meaningful supplemental information regarding our earning potential and performance for management by excluding certain expenses and charges that may not be indicative of our core business operating results. For the reasons set forth below, we believe these non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) they are used by our institutional investors and the analyst community to help them analyze the health of our business. This allows investors and others to better understand and evaluate our operating results and future prospects in the same manner as management, compare financial results across accounting periods and to those of peer companies and to better understand the long-term performance of our core business. We also use some of these measures for purposes of determining company-wide incentive compensation.

There are limitations in using non-GAAP financial measures because non-GAAP financial measures are not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. The non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact upon our reported financial results. In addition, they are subject to inherent limitations as they reflect the exercise of judgments by management about which charges are excluded from the non-GAAP financial measures. We compensate for these limitations by analyzing current and future results on a GAAP basis as well as a non-GAAP basis and also by providing GAAP measures in our public disclosures. The presentation of non-GAAP financial information is meant to be considered in addition to, not as a substitute for or in isolation from, the directly comparable financial measures prepared in accordance with GAAP. We urge investors to review the reconciliation of our non-GAAP financial measures to the comparable GAAP financial measures included in this presentation, and not to rely on any single financial measure to evaluate our business.

The following table shows Autodesk's non-GAAP results reconciled to GAAP results included in this release.

	Three Months Ended October 31,		Nine Months Ended October 31,
	2019	2018	2019	2018
	(Unaudited)		(Unaudited)

GAAP cost of subscription and maintenance revenue	$54.2	$54.8	$166.9	$159.3
Stock-based compensation expense	(3.1)	(3.6)	(10.1)	(9.4)
Acquisition related costs	(0.3)	—	(0.3)	—
Non-GAAP cost of subscription and maintenance revenue	$50.8	$51.2	$156.5	$149.9

GAAP cost of other revenue	$16.9	$13.9	$48.6	$39.0
Stock-based compensation expense	(1.6)	(1.3)	(4.3)	(3.0)
Non-GAAP cost of other revenue	$15.3	$12.6	$44.3	$36.0

GAAP amortization of developed technology	$8.4	$3.6	$26.2	$10.6
Amortization of developed technology	(8.4)	(3.6)	(26.2)	(10.6)
Non-GAAP amortization of developed technology	$—	$—	$—	$—

GAAP gross profit	$763.2	$588.6	$2,133.3	$1,623.6
Stock-based compensation expense	4.7	4.9	14.4	12.4
Amortization of developed technology	8.4	3.6	26.2	10.6
Acquisition related costs	0.3	—	0.3	—
Non-GAAP gross profit	$776.6	$597.1	$2,174.2	$1,646.6

GAAP marketing and sales	$330.7	$297.6	$960.8	$863.1
Stock-based compensation expense	(38.7)	(27.8)	(107.2)	(77.7)
Acquisition related costs	(0.2)	—	(0.3)	—
Non-GAAP marketing and sales	$291.8	$269.8	$853.3	$785.4

GAAP research and development	$213.0	$181.0	$634.0	$534.6
Stock-based compensation expense	(30.8)	(20.6)	(88.3)	(57.1)
Acquisition related costs	(1.8)	—	(2.2)	—
Non-GAAP research and development	$180.4	$160.4	$543.5	$477.5

GAAP general and administrative	$99.1	$87.4	$299.6	$239.4
Stock-based compensation expense	(19.8)	(10.9)	(47.5)	(28.3)
CEO transition costs	—	—	—	0.1
Acquisition related costs	(0.2)	(1.8)	(18.4)	(4.3)
Non-GAAP general and administrative	$79.1	$74.7	$233.7	$206.9

GAAP amortization of purchased intangibles	$9.7	$4.2	$29.2	$11.8
Amortization of purchased intangibles	(9.7)	(4.2)	(29.2)	(11.8)
Non-GAAP amortization of purchased intangibles	$—	$—	$—	$—

GAAP restructuring and other exit costs, net	$0.1	$3.7	$0.5	$40.0
Restructuring and other exit costs, net	(0.1)	(3.7)	(0.5)	(40.0)
Non-GAAP restructuring and other exit costs, net	$—	$—	$—	$—

GAAP operating expenses	$652.6	$573.9	$1,924.1	$1,688.9
Stock-based compensation expense	(89.3)	(59.3)	(243.0)	(163.1)
Amortization of purchased intangibles	(9.7)	(4.2)	(29.2)	(11.8)
CEO transition costs	—	—	—	0.1
Acquisition related costs	(2.2)	(1.8)	(20.9)	(4.3)
Restructuring and other exit costs, net	(0.1)	(3.7)	(0.5)	(40.0)
Non-GAAP operating expenses	$551.3	$504.9	$1,630.5	$1,469.8

GAAP spend	$732.1	$646.2	$2,165.8	$1,897.8
Stock-based compensation expense	(94.0)	(64.2)	(257.4)	(175.5)
Amortization of developed technology	(8.4)	(3.6)	(26.2)	(10.6)
Amortization of purchased intangibles	(9.7)	(4.2)	(29.2)	(11.8)
CEO transition costs	—	—	—	0.1
Acquisition related costs	(2.5)	(1.8)	(21.2)	(4.3)
Restructuring and other exit costs, net	(0.1)	(3.7)	(0.5)	(40.0)
Non-GAAP spend	$617.4	$568.7	$1,831.3	$1,655.7

GAAP operating margin	13%	2%	9%	(4)%
Stock-based compensation expense	11%	10%	11%	10%
Amortization of developed technology	1%	1%	1%	1%
Amortization of purchased intangibles	1%	1%	1%	1%
Acquisition related costs	—%	—%	1%	—%
Restructuring and other exit costs, net	—%	1%	—%	2%
Non-GAAP operating margin	27%	14%	23%	10%

GAAP income (loss) from operations	$110.6	$14.7	$209.2	$(65.3)
Stock-based compensation expense	94.0	64.2	257.4	175.5
Amortization of developed technology	8.4	3.6	26.2	10.6
Amortization of purchased intangibles	9.7	4.2	29.2	11.8
CEO transition costs	—	—	—	(0.1)
Acquisition related costs	2.5	1.8	21.2	4.3
Restructuring and other exit costs, net	0.1	3.7	0.5	40.0
Non-GAAP income from operations	$225.3	$92.2	$543.7	$176.8

GAAP interest and other expense, net	$(14.2)	$(3.2)	$(37.7)	$(10.4)
Loss (Gain) on strategic investments and dispositions, net	0.4	(2.9)	3.2	(9.5)
Restructuring and other exit costs, net	—	(5.8)	—	(5.5)
Non-GAAP interest and other expense, net	$(13.8)	$(11.9)	$(34.5)	$(25.4)

GAAP provision for income taxes	$(29.7)	$(35.2)	$(88.8)	$(69.8)
Discrete GAAP tax items	0.3	(3.6)	1.3	(12.3)
Income tax effect of non-GAAP adjustments	(8.7)	23.5	(4.2)	53.3
Non-GAAP provision for income tax	$(38.1)	$(15.3)	$(91.7)	$(28.8)

GAAP net income (loss)	$66.7	$(23.7)	$82.7	$(145.5)
Stock-based compensation expense	94.0	64.2	257.4	175.5
Amortization of developed technology	8.4	3.6	26.2	10.6
Amortization of purchased intangibles	9.7	4.2	29.2	11.8
CEO transition costs	—	—	—	(0.1)
Acquisition related costs	2.5	1.8	21.2	4.3
Restructuring and other exit costs, net	0.1	(2.1)	0.5	34.5
Loss (Gain) on strategic investments and dispositions, net	0.4	(2.9)	3.2	(9.5)
Discrete GAAP tax items	0.3	(3.6)	1.3	(12.3)
Income tax effect of non-GAAP adjustments	(8.7)	23.5	(4.2)	53.3
Non-GAAP net income	$173.4	$65.0	$417.5	$122.6

GAAP diluted net income (loss) per share	$0.30	$(0.11)	$0.37	$(0.67)
Stock-based compensation expense	0.42	0.28	1.16	0.79
Amortization of developed technology	0.04	0.02	0.12	0.06
Amortization of purchased intangibles	0.04	0.02	0.13	0.05
Acquisition related costs	0.02	0.01	0.10	0.02
Restructuring and other exit costs, net	—	—	—	0.16
Loss (Gain) on strategic investments and dispositions, net	—	(0.01)	0.01	(0.04)
Discrete GAAP tax items	—	(0.02)	0.01	(0.06)
Income tax effect of non-GAAP adjustments	(0.04)	0.10	(0.02)	0.24
Non-GAAP diluted net income per share	$0.78	$0.29	$1.88	$0.55

GAAP diluted shares used in per share calculation	221.9	218.9	222.1	218.7
Shares included in non-GAAP net income per share, but excluded from GAAP net loss per share as they would have been anti-dilutive	—	2.7	—	3.0
Non-GAAP diluted weighted average shares used in per share calculation	221.9	221.6	222.1	221.7

Reconciliation of GAAP net cash provided by operating activities to non-GAAP free cash flow

	Net cash provided by operating activities	Capital expenditures	Free cash flow
Fiscal year ending January 31, 2019	$377.1	$(67.0)	$310.1
Less nine months ending October 31, 2018	65.6	(49.4)	16.2
Plus nine months ending October 31, 2019	716.9	(39.2)	677.7
Last twelve months ending October 31, 2019	$1,028.4	$(56.8)	$971.6

	Net cash provided by operating activities	Capital expenditures	Free cash flow
Nine months ending October 31, 2019	$716.9	$(39.2)	$677.7
Less six months ending July 31, 2019	440.5	(29.5)	411.0
Three months ending October 31, 2019	$276.4	$(9.7)	$266.7